Exhibit 99.1

News Release

Jan. 2, 2007

Spectra Energy: New Natural Gas Midstream Company Launched in Houston

• Approximately $21 Billion in Assets • $3 Billion in Capital Expenditures for Growth Opportunities Projected Over Next Three Years • Initial Annual Dividend of 88 cents per Share

HOUSTON – Spectra Energy Corp, the former natural gas businesses of Duke Energy, became a stand-alone, publicly traded company today, emerging as one of the leading pure play natural gas midstream companies in North America. The common stock begins regular-way trading Wednesday (Jan. 3) on the New York Stock Exchange under the symbol SE.

With headquarters in Houston, Spectra Energy serves three key links in the natural gas value chain – gathering and processing, transmission and storage, and distribution. Spectra Energy includes Spectra Energy Transmission and a 50 percent interest in DCP Midstream (formerly Duke Energy Field Services), a leading natural gas gathering and processing business jointly owned with ConocoPhillips. Spectra Energy has approximately 7,300 employees in the United States and Canada.

Spectra Energy owns one of the three largest natural gas transmission pipeline systems in North America, with over 2.9 Trillion cubic feet (Tcf) of annual throughput – representing more than 12 percent of the clean- burning natural gas consumed in North America. The company is one of the largest producers of natural gas liquids (NGL) in Canada, with total Canadian processing capability of 5.1 Billion cubic feet (Bcf) per day. It also holds one of the largest natural gas storage positions in North America, with about 250 billion cubic feet (Bcf) of capacity, and has the second largest natural gas distribution company in Canada. The DCP Midstream business is the largest NGL producer in the United States.

“We’re excited about the opportunity that this new company presents for our customers, shareholders, employees and communities in which we operate,” said Fred Fowler, Spectra Energy Corp’s new president and chief executive officer. “As a stand-alone company, with a sharply focused strategy, Spectra Energy combines the excitement and entrepreneurial spirit of a start-up with the credibility and market strength earned through years of experience.

“While we’re creating a new company, Spectra Energy brings almost a century of experience and integrity to the industry through our predecessor companies, an experienced leadership team, and a dedicated and talented workforce,” Fowler continued.

“The birth of Spectra Energy could not have come at a more opportune time,” added Martha Wyrsch, Spectra Energy Transmission’s president and CEO. “Our world class assets are located in prime geographical areas, rich in growth opportunities. We have a strong balance sheet, the know-how and financial flexibility to grow our Spectra Energy Transmission business.”

Wyrsch said Spectra Energy Transmission expects a Compounded Annual Growth Rate of 7 to 9 percent in ongoing segment Earnings Before Interest and Taxes (EBIT) over the next three years. To accomplish this, the company plans to invest approximately $1 billion annually in expansion projects.

With approximately $21 billion of assets, Spectra Energy enjoys a strong balance sheet with a debt to total capitalization ratio of approximately 55 percent. The company expects to provide approximately 60 percent of its net income to shareholders in the form of annual dividends, with an initial annual dividend of 88 cents per share.

As previously announced, in conjunction with the spin-off, Duke Capital has been renamed Spectra Energy Capital and the Duke Energy Income Fund is now the Spectra Energy Income Fund.

At 10:30 a.m. CST today, employees and their families will watch as the new Spectra Energy sign is unveiled at the former Duke Energy building at 5400 Westheimer Court, Houston. On Wednesday, company executives will participate in a ceremonial opening bell-ringing at the New York Stock Exchange.

Spectra Energy Corp (NYSE: SE) is one of North America’s premier pure play natural gas midstream companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 17,500 miles of transmission pipeline, 250 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events. This release includes forward-looking statements concerning our planned levels of capital expenditures, the future growth-rate of our business and the level of future dividend payments to our shareholders. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include: the levels of supply and demand for natural gas in our areas of operation; our ability to identify opportunities for our business units and the timing and success of efforts to develop pipeline, storage, gathering, processing and other infrastructure projects; our ability to successfully complete and integrate future acquisitions; the extent of success in connecting natural gas supplies to gathering, processing and transmission systems and in connecting to expanding gas markets; the implementation of state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; and our ability to operate effectively as a stand-alone, publicly-traded company. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Forward-Looking Statements” in our Form 10, filed with the Securities and Exchange Commission on December 6, 2006, which is available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Media:	Gretchen Krueger
(713) 627-4072

Analysts:	John Arensdorf
(713) 627-4600